Exhibit 5.5

June 16, 2010

CONSENT OF GORDON WATTS

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Gordon Watts, P.Eng., Senior Associate Mineral Economist of Watts, Griffis and McOuat Limited, hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated January 30, 2009, entitled “An Audit of the Mineral Reserves/Resources Tayoltita, Santa Rita and San Antonio Mines as of December 31, 2008 for Silver Wheaton Corp.”

Yours truly,

/s/ Gordon Watts

Gordon Watts, P. Eng.
Senior Associate Mineral Economist